UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 12, 2021

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4453 North First Street, Suite 100

San Jose, California 95134

(Address of principal executive offices)

(408) 462-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.001 Par Value	RMBS	The NASDAQ Stock Market LLC
(The NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On March 12, 2021, Rambus Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with, among others, Barington Companies Equity Partners, L.P. (collectively, “Barington”). Among other things, the Agreement provides that:

•

The Company will appoint James A. Mitarotonda to the Company’s board of directors (the “Board”) to serve as a Class I director with a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”), subject to his obligation to resign from the Board in connection with certain dispositions of the Company’s securities by the Barington Group (as defined in the Agreement).

•

During the Restricted Period (as defined in the Agreement), Barington will vote its shares of the Company’s common stock that it beneficially owns in a manner consistent with the recommendation of the Board, subject to certain exceptions specified in the Agreement.

•

Barington and certain of its affiliates and related persons will abide by certain customary standstill provisions lasting from the date of the Agreement until 11:59 p.m. Pacific time on the later of (i) the first day that Mr. Mitarotonda is no longer serving as a director of Company and (ii) the day that is 30 calendar days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2022 Annual Meeting. The standstill provisions provide, among other things, that Barington and the other Restricted Persons (as defined in the Agreement) cannot:

•	solicit proxies regarding any matter to come before any annual or special meeting of stockholders of the Company, including the election of directors;

•	enter into a voting agreement or any “group” with stockholders of the Company, other than with other Restricted Persons;

•	seek representation on the Board, or submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders;

•

engage in any short sale or other derivative transaction in relation to the Company, or sell any voting rights decoupled from the underlying Voting Securities (as defined in the Agreement) held by the Restricted Persons;

•	acquire any securities of the Company or rights that would result in the Restricted Persons beneficially owning more than five percent of the then-outstanding Voting Securities; or

•

other than through certain open market transactions and public offerings, sell securities of the Company to any person that is not a party to the Agreement that, to Barington’s knowledge, would result in such party having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities (subject to limited exceptions as provided in the Agreement).

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 10.1 and incorporated by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director.

On March 12, 2021, Gregory Lang informed the Board that he would resign as a director, effective immediately. Mr. Lang’s decision to resign from the Board was not because of any disagreement with the Company.

(d) Election of Director.

On March 12, 2021, the Board appointed Mr. Mitarotonda to serve as a Class I director of the Company. Subsequently, Mr. Mitarotonda was appointed to serve on the Board’s audit committee.

As a non-employee director, Mr. Mitarotonda will receive compensation in the same manner as the Company’s other non-employee directors. Annually, non-employee directors receive a grant of restricted stock units of the Company equal in value to $170,000, with the exact number of shares based on the closing price at the time of grant. Mr. Mitarotonda will also receive standard cash retainers for his Board and committee service, as applicable.

The Company expects that Mr. Mitarotonda will enter into its standard director and officer indemnification agreement on the form that the Company enters into with its directors and officers.

Other than as described in Item 1.01, there are no arrangements or understandings between Mr. Mitarotonda and any other person pursuant to which Mr. Mitarotonda was selected as a director. There are no transactions, arrangements or relationships between the Company or its subsidiaries, on one hand, and Mr. Mitarotonda on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Mitarotonda does not have any family relationships with any of the Company’s directors or executive officers.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter agreement dated as of March 12, 2021, among Rambus Inc. and Barington Companies Equity Partners, L.P. and certain other parties.

99.1	Press Release, dated March 16, 2021.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2021	Rambus Inc.

/s/ Rahul Mathur
Rahul Mathur, Senior Vice President, Finance and Chief Financial Officer